Exhibit 23.1











INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 33-55185 of Ferrellgas Partners, L.P. on Form S-4 to Form S-1, in Amendment No. 1 to Registration Statement No. 333-71111 of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. on Form S-3, and in Registration Statements No. 333-87633 and No. 333-84344 of Ferrellgas Partners, L.P. on Form S-8 of our reports dated September 12, 2002, (which report relative to Ferrellgas Partners, L.P. expresses an unqualified opinion and includes two explanatory paragraphs relating to a change in accounting principle and to the restatement described in Note R) appearing in this Form 10-K/A Amendment No. 2 of Ferrellgas Partners, L. P. and Ferrellgas Partners Finance Corp. for the year ended July 31, 2002.


DELOITTE & TOUCHE LLP

Kansas City, Missouri
June 6, 2003